Exhibit 99.1

Tauriga Sciences Inc. and Aegea Biotechnologies Inc. Enter into Collaboration Agreement to Develop a Rapid, Multiplexed Novel Coronavirus (COVID-19) Test Designed to Exhibit Superior Performance Press Release | 04/07/2020

NEW YORK, NY and SAN DIEGO, CA, April 07, 2020 (GLOBE NEWSWIRE) -- via NEWMEDIAWIRE -- Tauriga Sciences, Inc. (OTCQB: TAUG) (“Tauriga”) and Aegea Biotechnologies, Inc. (“Aegea”) have entered into a collaboration agreement to develop a rapid, multiplexed COVID-19 (novel coronavirus) test designed to have superior sensitivity and selectivity (the “SARS-CoV-2 Test”). This PCR-based test will measure the SARS-CoV-2 virus from nasal (or other) swabs by utilizing Aegea’s patented and clinically validated technologies, including Selector Technology, which have been cross-licensed and used in over 15,000 oncology patient samples to successfully detect ultra-rare mutations. In existing assays Aegea’s patented technologies demonstrate exquisite specificity and very high sensitivity.

As designed for SARS-CoV-2 detection, the assay can be run on most PCR-based instrument platforms. It is also designed to be multiplexed and will internally verify the presence of the virus when it is present. Furthermore, the reaction is designed to run in a single well, using a single amplification reaction.  At the same time, it will deliver an enhanced level of genetic information concerning the current strains of the virus, as they exist today, or as they may evolve. This can be done without sacrificing time or introducing any cumbersome processing steps.

There are several important global health benefits of developing a rapid, multiplexed novel coronavirus test. Because the Aegea technology can detect targets with single nucleotide resolution and high sensitivity, the SARS-CoV-2 Test should have the ability to detect and measure viral shed, even in patients who are asymptomatic.  This provides valuable information on how contagious and virulent the patient may be.  The information can be used to minimize and contain disease spread throughout the global community and help determine who is ready to return to the workforce.  Another key advantage is that the SARS-CoV-2 Test will be able to differentiate between different strains of SARS-CoV-2 virus. Aegea’s Selector Technology can be used to identify current COVID-19 strains, as well as new strains if and when the virus mutates.

Serological (blood-based) tests do not measure active infections; they measure antibodies to identify patients who have recovered from COVID-19 or are in the late stage of the disease.  During the approximately 2-3 week “window” period between the start of the infection and the time at which patients become serologically positive, it is critical to have assays, like the assay Aegea is developing, to detect the virus directly, during the “window” period, when the virus is most virulent.

Tauriga’s CEO, Mr. Seth Shaw, states, “We are enthusiastic about collaborating with Aegea Biotechnologies to use next generation nucleic acid technologies to help address this global pandemic.  Tauriga believes in applying the best life science to make a direct impact on human lives--Aegea is the ideal partner.  Their executive management team has a proven track record.  They collectively are inventors on more than 75 issued US patents and have helped create over $7 billion in value in associated companies.”

Lyle Arnold, Ph.D., Aegea’s founder and CEO, adds, “Tauriga is providing important resources to quickly commercialize our highly sensitive and specific novel coronavirus test.  We value the extensive and high-level relationships with potential distributors and customers that Tauriga has built over the years.”

Dr. Arnold is an inventor or co-inventor on 54 issued US patents and more than 200 issued and pending patents world-wide, which in aggregate have been core to products that have generated billions of dollars in revenue. Dr. Arnold is the inventor of the Selector technology being used in the SARS-CoV-2 Test described here.

ABOUT TAURIGA SCIENCES INC.

Tauriga Sciences, Inc. (TAUG) is a revenue generating, diversified life sciences company, engaged in several major business activities and initiatives.  The company manufactures and distributes several proprietary retail products and product lines, mainly focused on the Cannabidiol (“CBD”) and Cannabigerol (“CBG”) Edibles market segment. The Company’s commercialization strategy consists of a broad array of retail customers, distributors, and a fast-growing E-Commerce business segment (E-Commerce website: www.taurigum.com). Please visit our corporate website, for additional information, as well as inquiries, at www.tauriga.com

Complementary to the Company’s retail business, are its two ongoing biotechnology initiatives.  The first one relates to the development of a Pharmaceutical grade version of Tauri-Gum™, for nausea regulation (specifically designed to help patients that are subjected to ongoing chemotherapy treatment).  On March 18, 2020, the Company announced that it filed a provisional U.S. patent application covering its pharmaceutical grade version of Tauri-Gum™.  The Patent, filed with the U.S.P.T.O. is Titled “MEDICATED CBD COMPOSITIONS, METHODS OF MANUFACTURING, AND METHODS OF TREATMENT”.  The second one relates to a collaboration agreement with Aegea Biotechnologies Inc. for the co-development of a rapid, multiplexed, Novel Coronavirus (COVID-19) test with superior sensitivity and selectivity.

The Company is headquartered in New York City and operates a regional office in Barcelona, Spain.  In addition, the Company operates a full time E-Commerce fulfillment center located in LaGrangeville, New York.

ABOUT AEGEA BIOTECHNOLOGIES, INC.

Aegea Biotechnologies, Inc., is a privately held core technology company based in San Diego, CA.  Aegea has an extensive intellectual property portfolio, with a total of 10 issued US patents related to nucleic acid technologies, plus foreign equivalents.  The company is developing a highly sensitive and specific test for SARS-CoV-2 (novel coronavirus, COVID-19), as well as a series of reagents, research kits and in-vitro diagnostic (IVD) products for molecular analysis based on innovative, patented and proprietary nucleic acid chemistries and methodologies.  AEGEA’s offerings are designed to deliver assay and test results with superior sensitivity and specificity--quickly and using established assay formats, and associated instrumentation. In addition, AEGEA offers custom solutions, including assay development and adaptation of its technologies for different platforms, and various types of businesses, including pharmaceutical, biotech, diagnostic, and DNA sequencing companies, as well as others.  Aegea’s Selector Technology patent and related recently published, peer-reviewed scientific papers can be found in the “Patented Technology” section of Aegea’s corporate website: www.aegeabiotech.com.

DISCLAIMER -- Forward-Looking Statements

This press release contains certain “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995 which represent management’s beliefs and assumptions concerning future events. Such forward-looking statements are made only as of the date of this release, and Tauriga assumes no obligation to update forward-looking statements to reflect subsequent events or circumstances.

NON SOLICITATION:

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted.

CONTACT INFORMATION:

Tauriga Sciences, Inc.
555 Madison Avenue, 5th Floor
New York, NY 10022
Chief Executive Officer
Mr. Seth M. Shaw
Email:  sshaw@tauriga.com
cell # (917) 796 9926
Instagram: @tauri_gum
Twitter: @SethMShaw
Corp. Website: www.tauriga.com
E-Commerce Website: www.taurigum.com